EXHIBIT 99.1

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034

Corporate News Release

Celanese Corporation Reports Record Second Quarter Results; Reaffirms 2008 Outlook

Second quarter highlights:
▪	Net sales increased 20% to $1,868 million from prior year
▪	Operating profit increased to $207 million from $71 million in prior year
▪	Net earnings increased to $134 million from a loss of $117 million in prior year
▪	Operating EBITDA increased 24% to $406 million
▪	Diluted EPS from continuing operations increased to $1.21 from a loss of $0.81 in prior year
▪	Adjusted EPS increased to $1.20 from $0.85 in prior year
▪	Reaffirms 2008 outlook for adjusted earnings per share of between $3.60 and $3.85 and operating EBITDA of between $1,355 million and $1,415 million

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2008	2007	2008	2007
Net sales	1,868	1,556	3,714	3,111
Operating profit	207	71	441	277
Net earnings	134	(117)	279	84
Operating EBITDA [1]	406	328	787	643
Diluted EPS - continuing operations	$ 1.21	($ 0.81)	$ 2.08	($ 0.04)
Diluted EPS - Total	$ 0.80	($ 0.76)	$ 1.67	$ 0.50
Adjusted EPS [1]	$ 1.20	$ 0.85	$ 2.26	$ 1.62
[1] Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.

Dallas, July 21, 2008:  Celanese Corporation (NYSE: CE) today reported record net sales of $1,868 million, a 20 percent increase from the prior year’s results, as higher pricing on continued strong demand, positive currency impacts, and higher volumes associated with the company’s growth strategy in Asia, all contributed to strong top-line growth.  Operating profit more than doubled to $207 million from $71 million in the prior year period.  The company’s growth in Asia and certain advantaged raw material positions helped to mitigate the impact of significantly higher overall raw material and energy costs.   Last year’s results included $105 million of other expenses primarily related to a long-term management compensation program and also included the impact of the unplanned outage at the company’s Clear Lake, Texas, facility.  Net earnings were $134 million compared with a loss of $117 million in the same period last year.  The second quarter 2008 results included approximately $69 million in net losses from discontinued operations, principally related to a previously announced litigation settlement.  The 2007 results included the impact of the company’s debt refinancing transaction, which was completed in April 2007.

Adjusted earnings per share for the second quarter were $1.20, a 41 percent increase over the prior year period, reflecting strong volume and pricing on continued strong demand, as well as increased dividends from the company’s strategic affiliates.   This quarter’s results excluded approximately $24 million of certain other adjustments, primarily related to the company’s revitalization activities.  Operating EBITDA increased to a record $406 million, up 24 percent from last year.

“We delivered record second quarter earnings despite challenging global economic conditions and significant inflation in raw material and energy pricing,” said David Weidman, chairman and chief executive officer.  “Once again, our results demonstrate the strength and earnings power of Celanese’s attractive portfolio of businesses.”

Recent Highlights
▪
Successfully started up its newly constructed 20,000 ton GUR® ultra-high molecular weight polyethylene (UHMW-PE) facility, 100,000 ton acetic anhydride facility, and 300,000 ton vinyl acetate monomer facility, all located at the company’s integrated chemical complex in Nanjing, China.

▪
Signed an agreement to establish a 20,000 square-meter commercial and technology center in Shanghai.  Expected to be completed in early 2010, the new center will combine the headquarters for Celanese’s Asia businesses, customer application development and research and development facilities.

▪	Celanese’s Nutrinova business and BRAIN AG, a leading European biotech company, identified all-natural compounds for high intensity sweeteners and sweetness enhancers.
▪	Introduced EcoVAE™, a new vinyl acetate/ethylene (VAE) emulsion technology specially designed to facilitate the manufacture of high quality, eco-friendly paints for North America.
▪	Resolved a legacy litigation matter by entering into a settlement agreement relating to sales by the polyester staple fibers business, which Hoechst AG sold to KoSa, Inc. in 1998.
▪	Announced intent to divest ownership interest in legacy Infraserv investments located in Knapsack, Gendorf, and Wiesbaden, Germany, where Celanese no longer has manufacturing operations.

Second Quarter Segment Overview

Advanced Engineered Materials
Advanced Engineered Materials continued to execute its growth strategy, as global expansion offset the impacts of ongoing challenges in the U.S. automotive sector and initial signs of weakness in the European sector.  Net sales increased to $300 million from $257 million in the same period last year, primarily on positive currency impacts, as well as higher volumes, particularly in Asia.  Operating profit increased to $37 million from $32 million in the prior year period, as increased volumes and lower overall expense more than offset significantly higher raw material and energy costs, including ethylene and other petroleum-based feedstocks.  Operating EBITDA, however, was $68 million compared with $70 million in the same period last year, mainly due to lower earnings from equity affiliates.

Consumer Specialties
Consumer Specialties continued to contribute stable earnings, driven by its expansion in Asia and successful integration of its acquired Acetate Products Limited (APL) business.  Net sales increased to $292 million compared with $281 million in the same period last year, driven by higher pricing on continued strong demand and positive currency impacts.  Higher acetate tow volumes helped to offset lower acetate flake volumes resulting from the company’s strategic decision to shift flake production to its expanded acetate China ventures, and slightly lower volumes for Sunett®, the company’s high-intensity food sweetener business.   Operating profit was $46 million, $2 million lower than last year’s results, as the higher pricing could not fully offset significantly higher raw material and energy costs in the period.  Operating EBITDA increased to $107 million from $104 million in the same period last year, however, on higher dividends from the company’s China ventures.

Industrial Specialties
Continued revitalization of the Industrial Specialties businesses delivered improved results, despite continued softness in certain markets and significantly higher raw material costs.  Net sales increased to $386 million from $355 million in the same period last year, primarily driven by higher pricing related to increased raw material costs, as well as favorable currency impacts.  Increased volumes related to the company’s strategic expansion in Asia were offset by volume declines in North American and southern European painting and coating applications.  Operating profit increased to $20 million, compared with a loss of $1 million in the prior year period, as higher pricing more than offset higher raw material costs and the lower volumes.  The 2007 results included approximately $19 million of expense related to the company’s revitalization activities.  Operating EBITDA was $37 million compared with $34 million in the second quarter of 2007.

Acetyl Intermediates
Strategic expansions in Asia, attractive industry fundamentals, and advantaged raw material positions drove significant sales and earnings growth in Acetyl Intermediates.  Net sales were $1,067 million compared with $829 million in the same period last year, driven by higher pricing on continued strong demand, increased volumes from its Nanjing acetic acid unit, and positive currency impacts.  Operating profit increased to $148 million from $91 million and operating EBITDA increased to $227 million from $148 million in the same period last year, as the volume and pricing more than offset higher raw material and energy costs in the period.  Increased dividends from the company’s Ibn Sina methanol and MTBE cost affiliate also contributed to the improved results. The prior year’s operating results included a partial impact of the unplanned outage at the company’s Clear Lake, Texas, facility.

Taxes
The tax rate for adjusted earnings per share was 26 percent in the second quarter of 2008 compared with 28 percent in the second quarter of 2007.  The U.S. GAAP effective tax rate for continuing operations for the second quarter of 2008 was 18 percent compared with 26 percent in the same period last year.  The decrease in the U.S. GAAP effective tax rate for the period ended June 30, 2008 was primarily due to the U.S. income tax effect resulting from the maturity of cross currency swap arrangements in June 2008.   The tax rate for adjusted earnings per share is based upon the company’s previous guidance which did not include these items.  Cash taxes for the first six months of 2008 were $45 million, $96 million lower than the prior year period.

Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $92 million in the second quarter versus $72 million in the same period last year.  Higher dividends from the company’s acetate China ventures and Ibn Sina cost affiliate offset lower earnings from the Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in cash flows, were $87 million compared with $59 million in the prior year period.

Cash Flow
The company generated $346 million in cash from operating activities during the first six months of 2008 compared with $79 million generated during the same period last year, driven by strong operating performance and lower cash taxes.  The 2008 results included a $107 million payment related to the resolution of a legacy litigation matter and an increased use of cash in trade working capital.  The 2007 results included a $74 million cash payment related to a long-term management compensation program.

Cash used in investing activities was $33 million at the end of the second quarter and included a $93 million payment to settle a cross currency swap that matured in June 2008.

During the first half of 2008, the company repurchased approximately $126 million of its outstanding common shares and has approximately $274 million in authorized purchases remaining.  Net debt at the end of the second quarter was $2,640 million, a decrease of $91 million from the fourth quarter of 2007.  Cash and cash equivalents at the end of the second quarter were $983 million compared with $825 million at the end of 2007.

During the quarter, the company received a scheduled progress payment of $311 million related to the relocation of Ticona’s Kelsterbach production facility, reflected in investing activities; and $59 million in associated value added tax, reflected in operating activities.

Outlook
The company reaffirmed its full year outlook for adjusted earnings per share to between $3.60 and $3.85 based on the strength of its performance in the first half of 2008 and continued execution of its earnings growth strategy.  On a comparable basis, 2007 results were $3.29 per share. The guidance is based on an adjusted tax rate of 26 percent and an estimated year-end weighted average of 166 million diluted shares outstanding.  The company also reaffirmed its operating EBITDA guidance range of between $1,355 million and $1,415 million.

“The rapid escalation of raw material and energy prices, along with concerns of slowing economic growth in the U.S. and parts of Europe have created challenges in the short-term,” said Weidman.  “With our geographic and end market diversity, advantaged feedstock positions, and an integrated business model, we believe that Celanese is well-positioned to mitigate the potential impact of today’s environment.”

Contacts: Investor Relations Media – U.S. Mark Oberle Phone: +1 972 443 4464 Telefax: +1 972 443 8519 Mark.Oberle@celanese.com	Media - Europe Gretchen Rosswurm Phone: +1 972 443 4847 Telefax: +1 972 443 8519 Gretchen.Rosswurm@celanese.com	Jens Kurth Phone: +49 69 305 7137 Telefax: +49 69 305 36787 J.Kurth@celanese.com

As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information.  When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements are based upon current expectations and beliefs and various assumptions.  There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release.  Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures.  The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.

Use of Non-U.S. GAAP Financial Information

▪
Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments.  We provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.  Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results.  Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

▪
Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments.  Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments.  The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis.  The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

▪
Adjusted earnings per share is a measure used by management to measure performance.  It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method.  We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical.   We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance.  This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

▪
The tax rate used for adjusted earnings per share is the tax rate based on our initial guidance, less changes in uncertain tax positions.  We adjust this tax rate during the year only if there is a substantial change in our underlying operations; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share.  The adjusted tax rate may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period.  It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

▪
Net debt is defined as total debt less cash and cash equivalents.  We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure.  Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality.  This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

▪
Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments.  We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow.  Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality.  This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management.  Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations- Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2008	2007	2008	2007
Net sales	1,868	1,556	3,714	3,111
Cost of sales	(1,472)	(1,219)	(2,900)	(2,415)
Gross profit	396	337	814	696

Selling, general and administrative expenses	(138)	(122)	(274)	(238)
Amortization of Intangibles [1]	(20)	(17)	(39)	(35)
Research and development expenses	(18)	(19)	(41)	(36)
Other (charges) gains, net	(7)	(105)	(23)	(106)
Foreign exchange gain (loss), net	(3)	-	4	-
Gain (loss) on disposition of assets, net	(3)	(3)	-	(4)
Operating profit	207	71	441	277

Equity in net earnings of affiliates	17	23	27	41
Interest expense	(63)	(61)	(130)	(133)
Refinancing expenses	-	(256)	-	(256)
Interest income	10	11	19	25
Dividend income - cost investments	75	49	103	64
Other income (expense), net	1	(5)	5	(15)
Earnings (loss) from continuing operations
before tax and minority interests	247	(168)	465	3

Income tax (provision) benefit	(45)	44	(118)	(5)
Earnings (loss) from continuing operations
before minority interests	202	(124)	347	(2)

Minority interests	1	-	1	-
Earnings (loss) from continuing operations	203	(124)	348	(2)

Earnings (loss) from discontinued operations:
Earnings ( loss) from operation of discontinued operations	(112)	(5)	(112)	38
Gain on disposal of discontinued operations	-	16	-	47
Income tax benefit	43	(4)	43	1
Earnings (loss) from discontinued operations	(69)	7	(69)	86

Net earnings (loss)	134	(117)	279	84

Cumulative preferred stock dividends	(2)	(3)	(5)	(5)
Net earnings (loss) available to common
shareholders	132	(120)	274	79

Earnings (loss) per common share - basic:
Continuing operations	$1.33	($0.81)	$2.26	($0.04)
Discontinued operations	(0.46)	0.05	(0.45)	0.54
Net earnings (loss) available to common shareholders	$0.87	($0.76)	$1.81	$0.50

Earnings (loss) per common share - diluted:
Continuing operations	$1.21	($0.81)	$2.08	($0.04)
Discontinued operations	(0.41)	0.05	(0.41)	0.54
Net earnings (loss) available to common shareholders	$0.80	($0.76)	$1.67	$0.50

Weighted average shares - basic	150.9	156.9	151.4	158.1
Weighted average shares - diluted	167.8	156.9	167.6	158.1
1  Customer related intangibles

Preliminary Consolidated Balance Sheets - Unaudited
	June 30,	December 31,
(in $ millions)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	983	825
Receivables:
Trade - third party and affiliates, net	1,061	1,009
Other	381	437
Inventories	754	636
Deferred income taxes	68	70
Marketable securities, at fair value	24	46
Other assets	30	40
Total current assets	3,301	3,063

Investments	803	814
Property, plant and equipment, net	2,542	2,362
Deferred income taxes	50	10
Marketable securities, at fair value	208	209
Other assets	376	309
Goodwill	897	866
Intangible assets, net	437	425
Total assets	8,614	8,058

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current
installments of long-term debt - third party and affiliates	252	272
Trade payables - third parties and affiliates	829	818
Other liabilities	824	888
Deferred income taxes	30	30
Income taxes payable	38	23
Total current liabilities	1,973	2,031

Long-term debt	3,371	3,284
Deferred income taxes	277	265
Income taxes payable	259	220
Benefit obligations	676	696
Other liabilities	822	495
Minority interests	4	5
Shareholders' equity:
Preferred stock	-	-
Common stock	-	-
Treasury stock, at cost	(529)	(403)
Additional paid-in capital	494	469
Retained earnings	1,061	799
Accumulated other comprehensive income (loss), net	206	197
Total shareholders' equity	1,232	1,062
Total liabilities and shareholders' equity	8,614	8,058

Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2008	2007	2008	2007
Net Sales
Advanced Engineered Materials	300	257	594	519
Consumer Specialties	292	281	574	550
Industrial Specialties	386	355	751	701
Acetyl Intermediates	1,067	829	2,163	1,668
Other Activities [1]	1	-	1	1
Intersegment eliminations	(178)	(166)	(369)	(328)
Total	1,868	1,556	3,714	3,111

Operating Profit (Loss)
Advanced Engineered Materials	37	32	67	68
Consumer Specialties	46	48	96	96
Industrial Specialties	20	(1)	37	11
Acetyl Intermediates	148	91	325	223
Other Activities [1]	(44)	(99)	(84)	(121)
Total	207	71	441	277

Equity Earnings, Cost - Dividend Income and Other Income Expense
Advanced Engineered Materials	11	16	20	30
Consumer Specialties	48	35	48	35
Industrial Specialties	-	-	-	-
Acetyl Intermediates	33	18	62	23
Other Activities [1]	1	(2)	5	2
Total	93	67	135	90

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	1	5	2	5
Consumer Specialties	-	8	1	9
Industrial Specialties	3	19	8	19
Acetyl Intermediates	12	13	20	26
Other Activities [1]	8	72	15	76
Total	24	117	46	135

Depreciation and Amortization Expense
Advanced Engineered Materials	19	17	39	34
Consumer Specialties	13	13	27	24
Industrial Specialties	14	16	28	30
Acetyl Intermediates	34	26	66	50
Other Activities [1]	2	1	5	3
Total	82	73	165	141

Operating EBITDA
Advanced Engineered Materials	68	70	128	137
Consumer Specialties	107	104	172	164
Industrial Specialties	37	34	73	60
Acetyl Intermediates	227	148	473	322
Other Activities [1]	(33)	(28)	(59)	(40)
Total	406	328	787	643
[1] Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.
[2] Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations (See Table 7).

Table 2

Factors Affecting Second Quarter 2008 Segment Net Sales Compared to Second Quarter 2007
(in percent)	Volume	Price	Currency	Other [1]	Total
Advanced Engineered Materials	8%	0%	9%	0%	17%
Consumer Specialties	-4%	5%	3%	0%	4%
Industrial Specialties	-9%	13%	8%	-3%	9%
Acetyl Intermediates	10%	13%	6%	0%	29%
Total Company	4%	11%	6%	-1%	20%

Factors Affecting Six Months 2008 Segment Net Sales Compared to Six Months 2007
(in percent)	Volume	Price	Currency	Other [1]	Total
Advanced Engineered Materials	7%	-1%	8%	0%	14%
Consumer Specialties	-7%	4%	3%	4%	4%
Industrial Specialties	-10%	12%	7%	-2%	7%
Acetyl Intermediates	9%	15%	6%	0%	30%
Total Company	2%	11%	7%	-1%	19%
[1] Primarily represents net sales from APL (Acetate), divestiture of AT Plastics Films business and captive insurance companies (Total Company).

Table 3

Cash Flow Information
	Six Months Ended
	June 30,
(in $ millions)	2008	2007
Net cash provided by operating activities [1]	346	79
Net cash provided by (used in) investing activities [2]	(33)	295
Net cash used in financing activities	(183)	(706)
Exchange rate effects on cash	28	11
Cash and cash equivalents at beginning of period	825	791
Cash and cash equivalents at end of period	983	470

Cash and cash equivalents at end of period, net of Ticona Kelsterbach plant relocation activities	613	470
[1] 2008 includes $59 million of value-added taxes related to Ticona Kelsterbach plant relocation
[2] 2008 includes $311 million of deferred proceeds related to Ticona Kelsterbach plant relocation

Table 4

Cash Dividends Received
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2008	2007	2008	2007
Dividends from equity investments	12	10	55	40
Dividends from cost investments	75	49	103	64
Total	87	59	158	104

Table 5

Net Debt - Reconciliation of a Non-U.S. GAAP Measure
	June 30,	December 31,
(in $ millions)	2008	2007
Short-term borrowings and current
installments of long-term debt - third party and affiliates	252	272
Long-term debt	3,371	3,284
Total debt	3,623	3,556
Less: Cash and cash equivalents	983	825
Net Debt	2,640	2,731

Table 6

Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2008	2007	2008	2007
Earnings (loss) from continuing operations
before tax and minority interests	247	(168)	465	3
Non-GAAP Adjustments:
Other charges and other adjustments [1]	24	117	46	135
Refinancing costs	-	256	-	254
Adjusted Earnings (loss) from continuing operations
before tax and minority interests	271	205	511	392
Income tax (provision) benefit on adjusted earnings [2]	(70)	(57)	(133)	(110)
Minority interests	1	-	1	0
Adjusted Earnings (loss) from continuing operations	202	148	379	282
Preferred dividends	(2)	(3)	(5)	(5)
Adjusted net earnings (loss) available to common shareholders	200	145	374	277
Add back: Preferred dividends	2	3	5	5
Adjusted net earnings (loss) for adjusted EPS	202	148	379	282

Diluted shares (millions)
Weighted average shares outstanding	150.9	156.9	151.4	158.1
Assumed conversion of Preferred Shares	12.1	12.0	12.1	12.0
Assumed conversion of Restricted Stock	0.8	0.5	0.6	0.2
Assumed conversion of stock options	4.1	5.2	3.4	4.2
Total diluted shares	167.8	174.6	167.6	174.5
Adjusted EPS	$ 1.20	$ 0.85	2.26	1.62
[1] See Table 7 for details
[2] The adjusted tax rate for the three months ended June 30, 2008 is 26% based on the forecasted adjusted tax rate for 2008.

Table 7

Reconciliation of Other Charges and Other Adjustments

Other Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2008	2007	2008	2007
Employee termination benefits	4	25	11	25
Plant/office closures	-	-	7	-
Long-term compensation triggered by Exit Event	-	74	-	74
Asset impairments	-	3	-	3
Ticona Kelsterbach plant relocation	3	3	5	3
Other	-	-	-	1
Total	7	105	23	106

Other Adjustments: [1]
	Three Months Ended		Six Months Ended		Income
	June 30,		June 30,		Statement
(in $ millions)	2008	2007	2008	2007	Classification
Ethylene pipeline exit costs	(2)	-	(2)	10	Other income/expense, net
Business optimization	9	3	18	5	SG&A
Foreign exchange loss related to refinancing transaction	-	9	-	9	Other income/expense, net
Ticona Kelsterbach plant relocation	(2)	-	(4)	-	Cost of Sales
Plant closures	7	-	7	-	Cost of Sales
Other	5	-	4	5	Various
Total	17	12	23	29

Total other charges and other adjustments	24	117	46	135
1 These items are included in net earnings but not included in other charges.

Table 8

Equity Affiliate Preliminary Results - Total - Unaudited
	Three Months Ended		Six Months Ended
(in $ millions)	June 30,		June 30,
	2008	2007	2008	2007
Net Sales
Ticona Affiliates[1]	364	312	719	619
Infraserv[2]	592	411	1,140	753
Total	956	723	1,859	1,372

Operating Profit
Ticona Affiliates	41	49	74	93
Infraserv	29	25	48	42
Total	70	74	122	135

Depreciation and Amortization
Ticona Affiliates	16	13	38	27
Infraserv	29	21	56	40
Total	45	34	94	67

Affiliate EBITDA[3]
Ticona Affiliates	57	62	112	120
Infraserv	58	46	104	82
Total	115	108	216	202

Net Income
Ticona Affiliates	22	30	41	60
Infraserv	27	27	65	40
Total	49	57	106	100

Net Debt
Ticona Affiliates	179	164	179	164
Infraserv	356	47	356	47
Total	535	211	535	211

Equity Affiliate Preliminary Results - Celanese Proportional Share - Unaudited[4]
	Three Months Ended		Six Months Ended
(in $ millions)	June 30,		June 30,
	2008	2007	2008	2007
Net Sales
Ticona Affiliates	167	145	330	287
Infraserv	158	133	334	253
Total	325	278	664	540

Operating Profit
Ticona Affiliates	19	24	34	45
Infraserv	8	9	14	14
Total	27	33	48	59

Depreciation and Amortization
Ticona Affiliates	7	6	17	12
Infraserv	8	7	17	14
Total	15	13	34	26

Affiliate EBITDA[3]
Ticona Affiliates	26	30	51	57
Infraserv	16	16	31	27
Total	42	46	82	84

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	10	15	19	29
Infraserv	7	8	8	12
Total	17	23	27	41

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	16	15	32	28
Infraserv	9	8	23	15
Total	25	23	55	43

Net Debt
Ticona Affiliates	83	75	83	75
Infraserv	87	17	87	17
Total	170	92	170	92

[1]Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics (50%) and Fortron Industries(50%)
[2]Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group - 31% ownership, Infraserv Gendorf - 39% and Infraserv Knapsack 27%)
[3]Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure
[4]Calculated as the product of figures from the above table times Celanese ownership percentage
[5]Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA